Exhibit 22.1

The following is a listing of subsidiaries that guarantee the DXP Enterprises, Inc. Credit Facilities (the "ABL Revolver" and “Term Loan B Agreement”) issued by DXP Enterprises, Inc.

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

PMI OPERATING COMPANY, LTD. (TX)

DXP HOLDINGS, INC.(TX)

CISCO AIR SYSTEMS, INC. (CA)

PUMP-PMI, LLC (DE)

PMI INVESTMENT, LLC (DE)

TOTAL EQUIPMENT COMPANY (PA)

APO PUMPS & COMPRESSORS, LLC (DE)

CARTER & VERPLANCK, LLC (FL)

B27 RESOURCES, INC. (TX)

PUMPWORKS 610, LLC (DE)